Exhibit 99.1

Contact:	Media Relations	Investor Relations
	Jeanmarie McFadden	Suzanne Charnas
	212-762-6901	212-761-3043

Morgan Stanley Reports Third Quarter Results

Net Revenues of $8.7 Billion and Net Income Applicable to Morgan Stanley of $0.38 per Diluted Share; Continued Improvement in Morgan Stanley’s Debt-Related Credit Spreads Reduced Earnings per Diluted Share by $0.36

Delivered Strong Results in Investment Banking, Where Morgan Stanley Ranked #1 in Global Announced and Completed M&A and #1 in Global IPOs

Firm Also Delivered Strong Results in Investment Grade and Distressed Debt Trading; Achieved Solid Performance in Global Wealth Management, With Joint Venture Integration on Track

Firm Announced Sale of Retail Asset Management Business, Including Van Kampen Investments, to Invesco, While Maintaining Minority Stake in Combined Firm

NEW YORK, October 21, 2009 – Morgan Stanley (NYSE: MS) today reported income from continuing operations applicable to Morgan Stanley for the third quarter ended September 30, 2009 of $757 million, or $0.38 per diluted share,1 compared with a loss from continuing operations applicable to Morgan Stanley of $159 million, or $1.37 per diluted share for the second quarter.  Net revenues for the quarter were $8.7 billion, compared with $5.4 billion in the second quarter.  Net revenues in the current quarter included a loss of $0.9 billion due to the continued improvement in Morgan Stanley’s credit spreads on certain of its long-term debt (debt-related credit spreads) compared with a loss of $2.3 billion in the second quarter.2  The annualized return on average common equity was 5.8 percent in the current quarter.

Income from continuing operations applicable to Morgan Stanley for the third quarter ended September 30, 2009 was $757 million, or $0.38 per diluted share, compared with income from continuing operations applicable to Morgan Stanley of $7,700 million, or $6.97 per diluted share for the same period a year ago.  Net revenues were $8.7 billion in the current quarter, compared with $18.0 billion a year ago.  Comparisons of current quarter results to the prior year were impacted by positive revenues of $9.7 billion3 in the comparable period last year related to the deterioration in Morgan Stanley’s debt-related credit spreads, during a period of unprecedented market turmoil in September 2008,4 compared with negative revenues in the current quarter of $0.9 billion, as noted above.2

Non-interest expenses of $7.5 billion increased slightly from a year ago.  Compensation expenses were $5.0 billion, compared with $5.1 billion a year ago.  Non-compensation expenses were $2.5 billion, compared with $2.3 billion a year ago.

For the first nine months of 2009, income from continuing operations applicable to Morgan Stanley was $412 million, or a loss of $1.41 per diluted share,5 compared with income from continuing operations applicable to Morgan Stanley of $9,784 million, or $8.80 per diluted share, a year ago.  Results for the nine months ended September 30, 2009 included negative revenues of $4.9 billion related to the improvement in debt-related credit spreads, compared with positive revenues of $11.3 billion in the prior year.

Net income applicable to Morgan Stanley for the quarter was $757 million, or $0.38 per diluted share, compared with net income applicable to Morgan Stanley of $8,151 million, or $7.38 per diluted share, in the third quarter of 2008 and net income applicable to Morgan Stanley of $149 million, or a loss of $1.10 per diluted share in the second quarter of 2009.  For the first nine months of 2009, net income applicable to Morgan Stanley was $729 million, or a loss of $1.13 per diluted share, compared with net income applicable to Morgan Stanley of $10,707 million, or $9.63 per diluted share a year ago.

Business Highlights

•
Investment banking delivered strong results, with underwriting revenues up 74 percent from last year amidst higher levels of market activity.  Morgan Stanley ranked #1 in global announced and completed M&A and #1 in global IPOs.6

•
Fixed income sales and trading net revenues of $2.1 billion reflected a loss of $0.6 billion related to the continued improvement in debt-related credit spreads noted above.2, 3  Results for the quarter also reflected strong net revenues in investment grade and distressed debt trading.

•
Equity sales and trading net revenues of $1.1 billion reflected a loss of $0.2 billion related to the continued improvement in debt-related credit spreads noted above.2, 3  In addition, results for the current quarter in derivatives and the cash businesses, including prime brokerage, primarily reflected lower levels of market volume and market volatility.

•
Global Wealth Management delivered solid results, with client assets of $1.5 trillion and total assets per global representative increasing to $84 million.  The Firm also continued to make progress in integrating and executing the Morgan Stanley Smith Barney joint venture (MSSB).

•
In Asset Management, the Core business7 was profitable for the third consecutive quarter.  These positive results, however, were more than offset by real estate-related losses in the Merchant Banking business.

•
As part of a restructuring of its investment management division, Morgan Stanley announced the sale of its retail asset management business, including Van Kampen Investments, which will allow Morgan Stanley to sharpen its focus on its institutional client base in asset management.

•	Firm-wide results reflected net losses on investments in real estate of $0.4 billion, amidst the ongoing industry-wide decline in this market.
•
Following the Company’s previous repurchase of capital issued under the government’s Capital Purchase Program (TARP), the Company repurchased, in the current quarter, the warrant received under that program for $950 million, providing U.S. taxpayers a 20 percent annualized return on their investment in Morgan Stanley.

•
Non-compensation expenses continue to reflect the firm-wide efficiency initiatives.  Year-to-date savings total nearly $1 billion on a normalized basis over the prior year, exceeding our previously disclosed full year target of $800 million.

John J. Mack, Chairman and CEO, said, “Morgan Stanley continued to build momentum across our business this quarter, as we made important progress in executing key strategic initiatives.  Our investment banking business delivered particularly strong results, ranking #1 in global announced and completed M&A and showing strong performance in underwriting for both debt and equity, where we ranked #1 in global IPOs.  We also saw improvements from the prior quarter in fixed income sales and trading, commodities, prime brokerage and our wealth management business.  Although we still have work to do in sales and trading, it offers our single biggest opportunity for growth as we build out our client flow business and pursue disciplined risk-taking.  As we look to realize the full benefits of our strategic initiatives – including the addition of new talent in our trading businesses, the continued integration of the Morgan Stanley Smith Barney joint venture, and the execution of our Mitsubishi UFJ alliance – I am confident that we are well positioned to serve our clients and realize new opportunities as markets continue to recover.”

INSTITUTIONAL SECURITIES
Institutional Securities posted pre-tax income of $1.3 billion, compared with pre-tax income of $11.0 billion in the third quarter of last year.  Net revenues were $5.0 billion, compared with $16.0 billion a year ago.2, 3  The quarter’s pre-tax margin was 26 percent and return on average common equity was 19 percent.  The following discussion for fixed income and equity sales and trading focuses on the current quarter results, since the comparisons to the prior year are not meaningful due to the revenue impact from changes in debt-related credit spreads.2, 3
•	Advisory revenues were $279 million, a decrease of 44 percent from last year’s third quarter, reflecting lower levels of market activity.
•
Underwriting revenues of $760 million increased 74 percent from last year’s third quarter on higher levels of market activity.  Equity underwriting revenues more than doubled from the prior year to $457 million.  Fixed income underwriting revenues increased 25 percent to $303 million from last year’s third quarter.

•	Fixed income sales and trading net revenues of $2.1 billion reflected a loss of $0.6 billion related to the continued improvement in debt-related credit spreads noted above.2, 3 Results for the current quarter reflect solid performance in interest rate, credit & currency products (IRCC). Within IRCC, net revenues in interest rates and credit products primarily reflected strong investment grade and distressed debt trading, partly offset by lower levels of client activity and market volatility. Results for the quarter also include a net gain of approximately $0.3 billion related to the sale of the participating interests in the Company’s claim against a derivative counterparty that filed for bankruptcy protection. Commodities net revenues reflected reduced levels of client activity and unfavorable market conditions.
•
Equity sales and trading net revenues of $1.1 billion reflected a loss of $0.2 billion related to the continued improvement in debt-related credit spreads noted above.2, 3  Results for the current quarter in derivatives and the cash businesses, including prime brokerage, primarily reflected lower levels of market volume and market volatility.

•
Other sales and trading net revenues of $0.7 billion included net mark-to-market gains of $0.5 billion on loans and lending commitments, largely related to acquisition financing to non-investment grade companies, partly offset by losses of $0.1 billion related to the improvement of debt-related credit spreads.2, 3

•	Investment gains were $37 million compared with losses of $390 million in the third quarter of last year, primarily reflecting reduced losses on investments in real estate.

•
The Company’s average trading VaR measured at the 95 percent confidence level was $118 million compared with $96 million in the third quarter of 2008 and $113 million in the second quarter of 2009.  Average aggregate trading and non-trading VaR was $168 million, compared with $126 million in the third quarter of 2008 and $154 million in the second quarter of 2009.  Average aggregate trading and non-trading VaR increased from last quarter primarily reflecting increased foreign exchange rate and interest rate exposure.  At quarter-end, the Company’s trading VaR was $123 million, compared with $114 million in the second quarter of 2009, and the aggregate trading and non-trading VaR was $175 million, compared with $173 million in the prior quarter.

•
Non-interest expenses were $3.7 billion, a decrease of 27 percent from the third quarter of last year.  Compensation expenses were $2.6 billion, compared with $3.8 billion a year ago.  Non-compensation expenses of $1.1 billion decreased 14 percent from a year ago, resulting from lower levels of business activity and the Company's ongoing initiatives to reduce costs.

GLOBAL WEALTH MANAGEMENT GROUP
Global Wealth Management Group posted pre-tax income of $280 million, compared with a pre-tax loss of $1 million in the third quarter of last year.  Comparisons of current quarter results to prior periods were impacted by the results of MSSB, which closed on May 31, 2009.  Net profit after the non-controlling interest allocation to Citigroup Inc. and before taxes was $197 million.8  The quarter’s pre-tax margin was 9 percent and return on average common equity was 5 percent.
•	Net revenues were $3.0 billion, up 91 percent from a year ago reflecting higher net revenues related to MSSB.
•
Non-interest expenses of $2.7 billion increased 74 percent from a year ago, primarily reflecting the operating results of MSSB and $65 million in integration costs.  Compensation expenses were $1.9 billion, compared with $0.9 billion a year ago.  Non-compensation expenses were $0.8 billion, compared with $0.6 billion a year ago.  The increase in non-interest expenses primarily reflects the operating results of MSSB and integration costs noted above.

•	Total client assets were $1,532 billion at quarter-end. Client assets in fee-based accounts were $365 billion and represent 24 percent of total client assets.
•	The 18,160 global representatives at quarter-end achieved average annualized revenue per global representative of $662,000 and total client assets per global representative of $84 million.

ASSET MANAGEMENT
Asset Management posted a pre-tax loss of $356 million, compared with a pre-tax loss of $310 million in last year’s third quarter, as losses in the Merchant Banking business were partly offset by results in the Core business,7 which was profitable for the third consecutive quarter.  Asset Management recorded a net loss of $294 million after the non-controlling interest allocation and before taxes.9
•	Net revenues were $698 million, compared with $449 million a year ago.
•
Net revenues in the Core business7 were $600 million, up from $308 million in the prior year.  The increase in net revenues was primarily driven by principal investment gains compared with losses a year ago.  This increase was partly offset by lower management and administrative fees, primarily resulting from lower assets under management.

•
Net revenues in the Merchant Banking business were $98 million, compared with $141 million in last year’s third quarter.  The decrease in net revenues was primarily driven by lower operating revenues associated with the Crescent real estate subsidiary.

•
Non-interest expenses of $1.1 billion increased 39 percent from a year ago.  Compensation expenses of $0.4 billion increased 27 percent from a year ago.  Non-compensation expenses of $0.6 billion increased 49 percent from a year ago and included an impairment charge of $251 million associated with the Crescent real estate subsidiary.

•
Assets under management or supervision at September 30, 2009 were $386 billion, compared with $483 billion a year ago.  The decline reflects net customer outflows of $79.4 billion since the third quarter of last year, primarily in the Company’s money market and long-term fixed income funds.

OTHER MATTERS
The effective tax rate from continuing operations for the quarter was 34.7 percent, up from 27.8 percent a year ago.  The increase in the rate primarily reflected the change in the geographic mix of earnings between domestic and foreign sources.

As of September 30, 2009, the Company’s Tier 1 capital ratio, under Basel I, is approximately 15.3 percent and Tier 1 common ratio, under Basel I, is approximately 8.2 percent.10

The Company announced that its Board of Directors declared a $0.05 quarterly dividend per common share.  The dividend is payable on November 13, 2009 to common shareholders of record on October 30, 2009.

Total capital as of September 30, 2009 was $217.0 billion, including $57.1 billion of common equity, preferred equity and junior subordinated debt issued to capital trusts.  During the quarter, common equity was reduced by $950 million reflecting the Company’s repurchase of the warrant previously issued under TARP.

As of September 30, 2009, the Company has not repurchased any shares of its common stock during this year as part of its capital management share repurchase program.  Book value per common share was $27.05, based on 1.4 billion shares outstanding, and reflected a reduction of $0.70 related to the repurchase of the TARP warrant noted above.

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,200 offices in 36 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows.  Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the Financial Supplement.  Both the earnings release and the Financial Supplement are available online in the Investor Relations section at www.morganstanley.com.

# # #

(See Attached Schedules)

The information above contains forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made and which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of additional risks and uncertainties that may affect the future results of the Company, please see "Forward-Looking Statements" immediately preceding Part I, Item 1, "Competition" and "Supervision and Regulation" in Part I, Item 1, "Risk Factors" in Part I, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 and "Quantitative and Qualitative Disclosures about Market Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2008 and other items throughout the Form 10-K, the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

1 Includes preferred dividends and related adjustments of $259 million.  This reduced earnings per diluted common share by approximately $0.20.

2 For the quarter ended September 30, 2009, continued improvement in debt-related credit spreads reduced sales and trading net revenues by $0.9 billion (fixed income: $0.6 billion, equity: $0.2 billion, other: $0.1 billion), compared with a reduction in the second quarter of $2.3 billion (fixed income: $1.3 billion, equity: $0.8 billion, other: $0.2 billion).

3 For the quarter ended September 30, 2008, sales and trading net revenues included a gain of $9.7 billion (fixed income: $5.3 billion, equity: $3.7 billion, other: $0.7 billion) related to the deterioration in debt-related credit spreads.

4 In December 2008, the Board of Directors approved a change in the Firm’s fiscal year end from November 30th to December 31st of each year.  As a result of this change, the Company previously recast all quarters of 2008 on a calendar year basis.

5 Includes preferred dividends and related adjustments, which reduced earnings per diluted common share.

6 Source: Thomson Reuters – for the period of January 1, 2009 to September 30, 2009.

7 The Core business includes traditional, hedge funds and fund of funds asset management.

8 The Company owns 51 percent of MSSB, which is consolidated.  The results related to the 49 percent interest retained by Citigroup Inc. are reported in the net income / (loss) applicable to non-controlling interests on page 8 of the Company’s financial supplement that accompanies this release.

9 In the current quarter, Morgan Stanley consolidated certain real estate funds.  The limited partnership interests in these funds are reported in net income / (loss) applicable to non-controlling interests on page 10 of the Company’s financial supplement accompanying this release.

10 Effective March 31, 2009, the Company calculated its Tier 1 capital ratio and Tier 1 common ratio in accordance with the capital adequacy standards for bank holding companies adopted by the Federal Reserve Board.  These standards are based upon a framework described in the International Convergence of Capital Measurement, dated July 1988, as amended, also referred to as “Basel I.”  These computations are preliminary estimates as of October 21, 2009 (the date of this release) and could be subject to revision in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009.

MORGAN STANLEY
Quarterly Financial Summary
(unaudited, dollars in millions)

	Quarter Ended (1)			Percentage Change From:		Nine Months Ended (1)		Percentage
	Sept 30, 2009	Sept 30, 2008	June 30, 2009	Sept 30, 2008	June 30, 2009	Sept 30, 2009	Sept 30, 2008	Change
Net revenues
Institutional Securities (2)	$4,974	$16,043	$2,964	(69%)	68%	$9,538	$24,870	(62%)
Global Wealth Management Group	3,029	1,582	1,923	91%	58%	6,251	5,610	11%
Asset Management	698	449	575	55%	21%	1,345	1,605	(16%)
Intersegment Eliminations	(26)	(63)	(51)	59%	49%	(102)	(145)	30%
Consolidated net revenues	$8,675	$18,011	$5,411	(52%)	60%	$17,032	$31,940	(47%)

Income / (loss) applicable to Morgan Stanley (3)
Institutional Securities	$857	$7,898	$(126)	(89%)	*	$889	$9,421	(91%)
Global Wealth Management Group	105	12	76	*	38%	254	777	(67%)
Asset Management	(206)	(209)	(108)	1%	(91%)	(732)	(416)	(76%)
Intersegment Eliminations	1	(1)	(1)	200%	200%	1	2	(50%)
Consolidated income / (loss) applicable to Morgan Stanley	$757	$7,700	$(159)	(90%)	*	$412	$9,784	(96%)
Earnings / (loss) applicable to Morgan Stanley common shareholders (4)	$498	$7,684	$(1,256)	(94%)	140%	$(1,301)	$10,030	(113%)

Earnings per basic share: (5)
Income from continuing operations	$0.39	$6.97	$(1.37)	(94%)	128%	$(1.41)	$8.82	(116%)
Discontinued operations (6)	$-	$0.41	$0.27	*	*	$0.28	$0.84	(67%)
Earnings per basic share	$0.39	$7.38	$(1.10)	(95%)	135%	$(1.13)	$9.66	(112%)

Earnings per diluted share: (5)
Income from continuing operations	$0.38	$6.97	$(1.37)	(95%)	128%	$(1.41)	$8.80	(116%)
Discontinued operations (6)	$-	$0.41	$0.27	*	*	$0.28	$0.83	(66%)
Earnings per diluted share	$0.38	$7.38	$(1.10)	(95%)	135%	$(1.13)	$9.63	(112%)

Return on average common equity
from continuing operations	5.8%	*	*			*	*
Return on average common equity	5.8%	*	*			*	*

(1)	The quarters ended June 30, 2009 and Sept 30, 2009 and the nine months ended Sept 30, 2009 include results from the Morgan Stanley Smith Barney joint venture (MSSB) effective from May 31, 2009.
(2)
Results for the quarters ended Mar 31, 2008, June 30, 2008, Sept 30, 2008, Mar 31, 2009, June 30, 2009 and Sept 30, 2009 include positive / (negative) revenues of $1.8 billion, $(0.2) billion, $9.0 billion, $(1.5) billion, $(2.1) billion and $(0.8) billion, respectively, related to the movement in Morgan Stanley's credit spreads on certain long term debt.

(3)	Represents consolidated income / (loss) from continuing operations applicable to Morgan Stanley before gain / (loss) from discontinued operations.
(4)
During the quarter ended June 30, 2009, the Company repurchased its Series D Fixed Rate Cumulative Perpetual Preferred Stock resulting in a one-time reduction from earnings applicable to Morgan Stanley's common shareholders for the accelerated amortization of the Preferred Stock issuance discount.  The earnings per share calculation for the quarter ended June 30, 2009 also includes a charge of $202 million related to the partial redemption of Series C Non-Cumulative Non-Voting Preferred Stock issued to Mitsubishi UFJ Financial Group, Inc. (MUFG) in exchange for its purchase of the Company's common stock.

(5)	Summation of the quarters' earnings per common share may not equal the year-to-date amounts due to the averaging effect of the number of shares and share equivalents throughout the year.
(6)
Primarily includes operating results and gains on secondary equity offerings related to MSCI Inc. (reported in Institutional Securities), and operating results and gains / (losses) related to the disposition of certain properties previously owned by Crescent Real Estate Equities Limited Partnership (Crescent), a real estate subsidiary of the Company (reported in Asset Management).

MORGAN STANLEY
Quarterly Consolidated Income Statement Information
(unaudited, dollars in millions)

	Quarter Ended (1)			Percentage Change From:		Nine Months Ended (1)		Percentage
	Sept 30, 2009	Sept 30, 2008	June 30, 2009	Sept 30, 2008	June 30, 2009	Sept 30, 2009	Sept 30, 2008	Change
Revenues:
Investment banking	$1,226	$1,025	$1,281	20%	(4%)	$3,393	$3,284	3%
Principal transactions:
Trading	3,242	13,185	1,971	(75%)	64%	6,304	18,073	(65%)
Investments	99	(733)	(115)	114%	186%	(1,288)	(1,557)	17%
Commissions	1,247	1,107	975	13%	28%	2,994	3,488	(14%)
Asset management, distribution and admin. fees	2,023	1,379	1,282	47%	58%	4,289	4,325	(1%)
Other	257	1,271	505	(80%)	(49%)	1,093	2,495	(56%)
Total non-interest revenues	8,094	17,234	5,899	(53%)	37%	16,785	30,108	(44%)

Interest and dividends	1,989	9,626	1,393	(79%)	43%	5,906	31,532	(81%)
Interest expense	1,408	8,849	1,881	(84%)	(25%)	5,659	29,700	(81%)
Net interest	581	777	(488)	(25%)	*	247	1,832	(87%)
Net revenues	8,675	18,011	5,411	(52%)	60%	17,032	31,940	(47%)

Non-interest expenses:
Compensation and benefits	4,961	5,059	3,875	(2%)	28%	10,872	11,970	(9%)

Non-compensation expenses:
Occupancy and equipment	424	316	376	34%	13%	1,139	930	22%
Brokerage, clearing and exchange fees	309	394	290	(22%)	7%	868	1,285	(32%)
Information processing and communications	360	298	317	21%	14%	963	903	7%
Marketing and business development	126	166	127	(24%)	(1%)	370	557	(34%)
Professional services	403	401	405	--	--	1,130	1,253	(10%)
Other	877	696	640	26%	37%	2,002	1,472	36%
Total non-compensation expenses	2,499	2,271	2,155	10%	16%	6,472	6,400	1%

Total non-interest expenses	7,460	7,330	6,030	2%	24%	17,344	18,370	(6%)

	.
Income / (loss) from continuing operations before taxes	1,215	10,681	(619)	(89%)	*	(312)	13,570	(102%)
Income tax provision / (benefit) from continuing operations	422	2,974	(333)	(86%)	*	(615)	3,759	(116%)
Income / (loss) from continuing operations	793	7,707	(286)	(90%)	*	303	9,811	(97%)
Gain / (loss) from discontinued operations after tax (2)	0	464	319	*	*	333	951	(65%)
Net income / (loss)	$793	$8,171	$33	(90%)	*	$636	$10,762	(94%)
Net income / (loss) applicable to non-controlling interests (3)	36	20	(116)	80%	131%	(93)	55	*
Net income / (loss) applicable to Morgan Stanley	757	8,151	149	(91%)	*	729	10,707	(93%)
Earnings / (loss) applicable to Morgan Stanley common shareholders	$498	$7,684	$(1,256)	(94%)	140%	$(1,301)	$10,030	(113%)

Amounts applicable to Morgan Stanley:
Income / (loss) from continuing operations	757	7,700	(159)	(90%)	*	412	9,784	(96%)
Gain / (loss) from discontinued operations after tax (2)	0	451	308	*	*	317	923	(66%)
Net income / (loss) applicable to Morgan Stanley	$757	$8,151	$149	(91%)	*	$729	$10,707	(93%)

Pre-tax profit margin	14%	59%	*			*	43%
Compensation and benefits as a % of net revenues	57%	28%	72%			64%	38%
Non-compensation expenses as a % of net revenues	29%	13%	40%			38%	20%

Effective tax rate from continuing operations	34.7%	27.8%	53.8%			*	27.7%

(1)	The quarters ended June 30, 2009 and Sept 30, 2009 and the nine months ended Sept 30, 2009 include results from MSSB effective from May 31, 2009.
(2)
Primarily includes operating results and gains on secondary equity offerings related to MSCI Inc. (reported in Institutional Securities), and operating results and gains / (losses) related to the disposition of certain properties previously owned by Crescent, a real estate subsidiary of the Company (reported in Asset Management).

(3)
Effective January 1, 2009, the Company adopted FASB Accounting Standards Codification ("ASC") 810 Consolidation which requires retrospective application.  The quarters ended June 30, 2009 and Sept 30, 2009 and the nine months ended Sept 30, 2009 include the impact of MSSB, which is 51% owned by the Company and 49% owned by Citigroup Inc. (Citigroup) (reported in Global Wealth Management Group). The quarter and nine months ended Sept 30, 2009 also include the limited partnership interests related to Morgan Stanley Real Estate Funds V and VI (reported in Asset Management).